UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2008

POINT BLANK SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2102 SW 2nd Street, Pompano Beach, Florida	33069
(Address of principal executive office)	(Zip Code)

(954) 630-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On March 17, 2008, Point Blank Solutions, Inc. (“the Company”) issued a press release reporting fourth quarter and year end results for the fiscal year 2007. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

In accordance with General Instruction B.2 to Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT #	DESCRIPTION
99.1	Press Release of Point Blank Solutions, Inc., dated March 17, 2008.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

	By:	/s/ JOHN C. SIEMER
	Name:	JOHN C. SIEMER
	Title:	Chief Operating Officer and Chief of Staff

Dated: March 17, 2008

3

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Press Release of Point Blank Solutions, Inc., dated March 17, 2008.

Exhibit 99.1

NEWS FROM POINT BLANK SOLUTIONS, INC. 2102 SW 2nd Street • Pompano Beach, FL 33069 Tel: 954-630-0900 • www.pointblanksolutionsinc.com

FOR IMMEDIATE RELEASE

Point Blank Solutions Reports 2007 Annual and Fourth Quarter Financial Results

Pompano Beach, FL, March 17, 2008 – Point Blank Solutions, Inc. (OTC Pink Sheets: PBSO.PK), a leader in the field of protective body armor, announced today its results of operations and financial position as of and for the year and fourth quarter ended December 31, 2007.

Beginning in September 2006, management developed its strategic plan to achieve its vision of becoming the global leader in safety apparel and protective solutions. Throughout 2007, the Company, in concert with the Board of Directors refined its plan and outlined strategic objectives that positioned the Company for future growth and profitability.

Grow organically

•

During 2007, the Company grew sales by 26.2% to $320.8 million. This increase in sales is due to U.S. military and federal sales growth of 27.7%, and 28.3% in the Company’s domestic market. During the fourth quarter of 2007, net sales to the U.S. military and federal government declined by 11.2%, due to continued delays in U.S. military orders. Offsetting this decline was a significant increase in business to law enforcement and distributor customers.

•	The Company had firm orders (backlog) as of December 31, 2007 of $22 million. In addition, the Company is actively pursuing a number of opportunities, including:

•	A bridge buy of 150,000 Improved Outer Tactical Vests (“IOTVs”)

•	Almost 590,000 IOTVs

•	Approximately 250,000 Deltoid Auxiliary Protective System (“DAPS”)

•	About 100,000 Outer Tactical Vests (“OTVs”)

•	Modular Lightweight Load Carrying Equipment

•	Numerous smaller contracts for law enforcement and the government

Expand internationally

•

During 2007, the Company completed an analysis of the approximately $2.5 billion international market. The Company developed a framework for global business development and established an office to expand its relationships with international and foreign military constituents.

•	In 2008, the Company increased its international trade show participation, met with various governments and is actively pursuing contracts through Foreign Military Sales.

•	In the years ahead, the Company anticipates international sales will comprise a higher percentage of its overall sales mix and will be a key contributor to financial performance.

Improve cost position

•

Total operating costs decreased by 18.1% during 2007 as compared to 2006. This decline was attributable to a decrease in litigation and investigation costs, a decrease in employment tax withholding charges and a reduction in selling, general and administrative charges. The Company reduced its operating costs by 20.4% in the fourth quarter of 2007 as compared to the fourth quarter of 2006. This decrease is primarily a result of cost reductions in selling, general and administrative expenses.

•

The gross margin for 2007 was 19.2% compared to 22.8% during 2006. Throughout 2007, certain contracts were targeted for an aggressive pricing strategy, recognizing the changes in the competitive environment within the industry. Both the 2007 annual and fourth quarter results include a $3.5 million adjustment to the Zylon vest replacement program obligation as a result of a change in estimate. In the fourth quarter of 2007, the Company’s gross margin was 23.0%, as compared to 21.3% in the comparable quarter of 2006.

•

In 2007, the Company began to implement an integrated information technology (“IT”) solution and to replace outdated manufacturing and financial systems. The Company expects to benefit from completing the IT integration to enhance productivity, improve timeliness, provide more rigorous internal controls and improve yield in the manufacturing process.

Pursue strategic ventures

•	In 2007, the Company explored various strategic initiatives to better integrate the value chain and diversify products and markets, reducing costs and growing sales.

•	Among the highlights include an exclusive partnership with G2 Consulting, a collaborative venture with DSM and various alliances with the Company’s key suppliers and distributors.

•	In 2008, the Company intends to consummate several deals, which are in discussion.

Maximize shareholder value

•

The Company was profitable for the first time in five years. Net income for the year ended December 31, 2007 was approximately $6.2 million, compared to a net loss of ($5.3) million during the prior year. In the fourth quarter of 2007, the Company reported a net loss of ($0.2 million), compared with a net loss of ($3.7 million) in the comparable period in 2006.

•

Adjusted EBITDA increased by 86.7% to $25.7 million during 2007 as compared to 2006. This improvement was driven by higher sales and lower operating costs and the vest replacement program obligation adjustment as described above. Additionally, adjusted EBITDA was $3.8 million during the fourth quarter of 2007 as compared to $1.1 million in the comparable prior year period.

•

Earnings per share, basic and diluted, was $0.12 for the year ended December 31, 2007, as compared to a loss per share, basic and diluted of ($0.12) during 2006. For the fourth quarter of 2007, earnings per share, basic and diluted was $0.00 compared to a net loss of ($0.08) in the period ended December 31, 2006.

•

The Company’s SEC filings are current for the first time in three years. The Company also made significant progress towards achieving compliance with regulatory agencies and improvements were achieved in internal control over financial reporting.

•	The Company’s goal is to eliminate all material weaknesses by the end of 2008.

In 2007, the Company exceeded its internal goals, receiving over $200 million in new contract awards from the U.S. Government. Point Blank was one of two producers of the Army’s new IOTV, and the Company delivered the vests ahead of schedule to meet the Army’s urgent and compelling need. Today, the Company is actively involved in several open solicitations and believes its well-documented delivery record and best value production capability make it highly competitive to receive a large share of these potential awards.

While the 2007 market share strategy resulted in significant increases in sales, it impacted gross margins compared to the prior year. However, this is part of a more comprehensive, global plan to grow sales, gross margins and profits. The Company continues to execute this plan and is well on its way to achieving its goals. The return to profitability during 2007 is an indicator of this progress.

Larry Ellis, President and CEO stated “The past 18 months have been challenging. Some would have thought it sufficient to deal solely with the legacy issues. We did not share that belief. To save this Company required growth, and it was incumbent on us to move forward with vision. We have been blessed, through a thoughtful and deliberate selection process, with a management team – directors and executives – that has an unbeatable combination of experience, independence and integrity to restore the Company and assure its future success. I am pleased that we have returned to profitability and are ahead of schedule in implementing our strategic plan.”

Chairman of the Board, (ret.) Senator Bill Campbell added, “We have worked hard to move this Company forward and our 2007 results show progress. I believe our team of Directors and management, have positioned Point Blank to achieve a potential that few in this industry thought possible a short time ago. While much hard work remains, I am proud of our collective accomplishments and believe we are well positioned to enhance shareholder value.”

Fourth Quarter and Year-end Teleconference and Webcast

The Company will be hosting a teleconference and webcast to discuss its year-end financial results, strategy and outlook on Tuesday, March 18, 2008 at 11:00 a.m. EST. Parties can listen to the webcast on the Point Blank Solutions website at http://www.pointblanksolutionsinc.com and by clicking on “Investor Relations”. For those who would like to participate “live” on the teleconference, please contact the investor relations department and the call-in information will be provided to you. Additionally, a replay of the webcast will be available on the Company’s website under “Audio Archives” in the “Investor Relations” section or via teleconference within 24-hours after the completion of the call. The domestic replay number is (888) 286-8010 and the international replay number is (617) 801-6888 / both will use access code: 61150258.

ABOUT POINT BLANK SOLUTIONS, INC.

Point Blank Solutions, Inc. is a leader in the design and production of technologically advanced body armor systems for the U.S. Military, Government and law enforcement agencies, as well as select international markets. The Company is also recognized as the largest producer of soft body armor in the U.S. With state-of-the-art manufacturing and laboratory testing facilities, strategic technology and marketing alliances, and an ongoing commitment to drive innovation, Point Blank Solutions believes that it can deliver the most advanced body armor solutions, quicker and better than anyone in the industry.

The Company maintains facilities in Deerfield Beach, FL, Oakland Park, FL, Pompano Beach, FL, Jacksboro, TN and Washington, DC. To learn more about Point Blank Solutions, Inc. visit our website at www.PointBlankSolutionsInc.com.

Non-GAAP Financial Disclosure

This press release contains information regarding Adjusted EBITDA. Adjusted EBITDA is computed as net income, plus the sum of interest expense, income taxes, depreciation and amortization, litigation and cost of investigations and equity based compensation. This measure is a non-GAAP financial measure, defined as numerical measures of financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles, or GAAP, in our statements of operations, balance sheets or statements of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.

Although Adjusted EBITDA represents a non-GAAP financial measure, we consider this measure to be a key operating metric of our business. We use this measure in our planning and budgeting processes and to monitor and evaluate our financial and operating results. We also believe that Adjusted EBITDA is useful to investors because it provides an analysis of financial and operating results using the same measures that we use in evaluating the Company. We expect that such measure provides investors with the means to evaluate our financial and operating results against other companies within our industry. Our calculation of Adjusted EBITDA may not be consistent with the calculation of this measure by other companies in our industry. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net earnings (loss) as an indicator of our operating performance or cash flows from operating activities, as a measure of liquidity or any other measure of performance derived in accordance with GAAP.

IMPORTANT ADDITIONAL INFORMATION

In connection with the 2008 Annual Meeting of Stockholders, the Company will file a proxy statement and other documents regarding the 2008 Annual Meeting with the U.S. Securities and Exchange Commission and will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the 2008 Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other documents relating to the 2008 Annual Meeting (when they are available) can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents (when they are available) can also be obtained free of charge from the Company at the Company’s website at www.pointblanksolutionsinc.com under the “Investor Relations” tab, upon written request to Corporate Secretary, Point Blank Solutions, Inc, 2102 S.W. 2nd St., Pompano Beach, Florida 33069, or by calling the Investor Relations department at (212) 786-6013.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting. Information regarding the interests of the directors and executive officers of the Company in the solicitation will be more specifically set forth in the definitive proxy statement that will be filed by the Company with the SEC and which will be available free of charge from the SEC and the Company, as indicated above. Information about the directors and executive officers of the Company may be found in its Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on February 19, 2008.

SAFE HARBOR STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS, WHICH ARE BASED LARGELY ON THE COMPANY’S EXPECTATIONS AND ARE SUBJECT TO VARIOUS BUSINESS RISKS AND UNCERTAINTIES, CERTAIN OF WHICH ARE BEYOND THE COMPANY’S CONTROL. WORDS SUCH AS “EXPECTS,” “ANTICIPATES,” “TARGETS,” “GOALS,” “PROJECTS,” “INTENDS,” “PLANS,” “BELIEVES,” “PURSUE,” “SEEKS,” “ESTIMATES,” VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE ONLY PREDICTIONS THAT SPEAK AS OF THE DATE HEREOF AND ARE SUBJECT TO RISKS, UNCERTAINTIES AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT. THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY AND ADVERSELY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, (1) CHANGES IN THE COMPANY’S INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING, (2) DE-LISTING FROM THE AMERICAN STOCK EXCHANGE, (3) UNCERTAINTY OF FUTURE FINANCIAL RESULTS, (4) ADDITIONAL FINANCING REQUIREMENTS, (5) DEVELOPMENT OF NEW PRODUCTS, (6) GOVERNMENT APPROVAL PROCESSES, INCLUDING APPROVAL OF THE SETTLEMENT BY THE COURT, (7) THE IMPACT OF COMPETITIVE PRODUCTS OR PRICING, (8) TECHNOLOGICAL CHANGES, (9) THE EFFECT OF POLITICAL AND ECONOMIC CONDITIONS, (10) THE OUTCOME AND IMPACT OF LITIGATION TO WHICH THE COMPANY IS A PARTY AND THE SECURITIES AND EXCHANGE COMMISSION AND OTHER INVESTIGATIONS REGARDING THE COMPANY, (11) TURNOVER IN THE COMPANY’S SENIOR MANAGEMENT AND (12) OTHER UNCERTAINTIES DETAILED IN THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING, WITHOUT LIMITATION, THOSE UNCERTAINTIES AND RISKS DISCUSSED IN DETAIL IN “RISK FACTORS,” IN THE COMPANY’S MOST RECENT REPORTS ON FORM 10-K AND FORM 10-Q. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE OR UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS TO REFLECT ANY CHANGE IN THE EXPECTATIONS OF OUR MANAGEMENT WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS, OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENTS ARE BASED.

Media and Investor Relations Contact:

Glenn Wiener

Tel: 212-786-6013

Email: IR@PBSINC.com

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

(In thousands, except per share data)

	2007	2006
Net sales	$320,796	$254,105
Cost of goods sold	259,289	196,154

Gross profit	61,507	57,951
Selling, general and administrative expenses	40,921	42,539
Litigation and costs of investigations	9,647	13,886
Employment tax withholding charge	(737)	4,407

Total operating costs	49,831	60,832

Operating income ( loss)	11,676	(2,881)
Interest expense	791	1,946
Other (income) expense	(110)	127

Total other expense	681	2,073

Income (loss) before income tax (benefit) expense	10,995	(4,954)
Income tax (benefit) expense:
Current	(10,865)	(772)
Deferred	15,501	1,058

Total income tax expense	4,636	286
Income (loss) before minority interest of subsidiary	6,359	(5,240)
Less minority interest of subsidiary	153	82

Net income (loss)	$6,206	$(5,322)

Basic and diluted earnings (loss) per common share	$0.12	$(0.12)

Basic and diluted earnings per contingently redeemable common share	$0.12	$—

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31,

(In thousands, except per share data)

	2007	2006
Net sales	$63,326	$71,331
Cost of goods sold	48,773	56,123

Gross profit	14,553	15,208

Selling, general and administrative expenses	11,879	14,912
Litigation and costs of investigations	2,283	2,884

Total operating costs	14,162	17,796

Operating income ( loss)	391	(2,588)

Interest expense	327	793
Other (income) expense	(126)	37

Total other expense	201	830

Income (loss) before income tax (benefit) expense	190	(3,418)
Income tax expense	319	326

Loss before minority interest of subsidiary	(129)	(3,744)
Less minority interest of subsidiary	28	(14)

Net loss	$(157)	$(3,730)

Basic and diluted loss per common share	0.00	$(0.08)

Basic and diluted loss per contingently redeemable common share	$—	$—

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,

(In thousands, except share data)

	2007	2006
ASSETS
Current assets:
Cash	$213	$177
Restricted cash	35,200	35,200
Accounts receivable, less allowance for doubtful accounts of $296 and $911, respectively	25,144	38,087
Inventories, net	43,550	32,210
Income tax receivable	20,285	—
Deferred income taxes	21,468	38,125
Prepaid expenses and other current assets	3,150	2,326

Total current assets	149,010	146,125

Property and equipment, net	5,967	1,825

Other assets
Deferred income taxes	1,312	155
Deposits and other assets	78	94

Total other assets	1,390	249

Total assets	$156,367	$148,199

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$16,254	$8,425
Accounts payable	15,416	17,626
Accrued expenses and other current liabilities	8,384	12,912
Reserve for class action settlement	39,372	39,372
Vest replacement program obligation	527	6,054
Income taxes payable	—	5,904
Employment tax withholding obligation	34,176	36,483

Total current liabilities	114,129	126,776

Long term liabilities
Unrecognized tax benefits	11,134	—
Other liabilities	525	852

Total long term liabilities	11,659	852

Total liabilities	125,788	127,628

Commitments and contingencies
Minority interest in consolidated subsidiary	406	253
Contingently redeemable common stock (related party)	19,326	19,326
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized, 48,037,510 million shares issued and outstanding	48	48

Additional paid in capital	84,552	80,903
Accumulated deficit	(73,753)	(79,959)
Total stockholders’ equity	10,847	992

Total liabilities and stockholders’ equity	$156,367	$148,199

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

(In thousands)

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (loss)	$6,206	$(5,322)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	637	643
Amortization of deferred financing costs	88	41
Deferred income tax expense	15,501	1,058
Gain on sale of fixed assets	—	(94)
Minority interest in consolidated subsidiary	153	82
Stock based compensation	3,649	1,615
Changes in assets and liabilities:
Increase in restricted cash	—	(35,200)
Accounts receivable	12,943	2,957
Income tax receivable	(20,285)	—
Accounts receivable from insurers	—	12,875
Inventories	(11,340)	(5,385)
Prepaid expenses and other current assets	(912)	(784)
Deposits and other assets	16	7
Accounts payable	814	2,229
Income taxes payable	(5,905)	(636)
Employment tax withholding obligation	(2,307)	4,407
Vest replacement obligation	(5,527)	(3,658)
Accrued expenses and other current liabilities	(4,528)	4,178
Unrecognized tax benefits	11,134	—
Other liabilities	(327)	(632)

Net cash provided by (used in) operating activities	10	(21,619)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of property and equipment	38	572
Purchases of property and equipment	(4,817)	(458)

Net cash provided by (used in) investing activities	(4,779)	114

CASH FLOWS FROM FINANCING ACTIVITIES
Bank overdraft	(3,024)	5,531
Net proceeds (repayment) from revolving line of credit	7,829	8,425
Repayment of notes payable – bank	—	(15,000)
Issuance of contingently redeemable common stock (related party)	—	19,326
Repurchase of common stock	—	(3,133)
Net proceeds from exercise of stock warrants	—	5,250

Net cash provided by financing activities	4,805	20,399

Net increase (decrease) in cash and cash equivalents	36	(1,106)

Cash and cash equivalents at beginning of year	177	1,283

Cash and cash equivalents at end of year	$213	$177

Supplemental cash flow information:
Cash payments for interest	$703	$1,905

Cash payments for income taxes	$4,000	$—

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

FOR THE YEARS ENDED DECEMBER 31,

(In thousands)

	2007	2006
Net Income (loss)	$6,206	$(5,322)
Add back:
Depreciation and amortization	725	684
Interest Expense	791	1,946
Income Taxes	4,636	286
Stock based compensation	3,649	1,615
Litigation and cost of investigations	9,647	13,886
Relocation of Corporate offices	—	649

Adjusted EBITDA	$25,654	$13,744

POINT BLANK SOLUTIONS, INC. AND SUBSIDIARIES

ADJUSTED EBITDA

FOR THE THREE MONTHS ENDED DECEMBER 31,

(In thousands)

	2007	2006
Net loss	$(157)	$(3,730)
Add back:
Depreciation and amortization	258	178
Interest Expense	326	793
Income Taxes	319	326
Stock based compensation	733	681
Litigation and cost of investigations	2,283	2,884

Adjusted EBITDA	$3,762	$1,132